SCHEDULE OF SUBSIDIARIES

 Name of Subsidiary                                State of Incorporation

bCard, Inc.                                                 Utah
Navilor, Inc.                                               Utah
GolfAgent USA, Inc.                                         Nevada
UniQuest Communications, Inc.                               Utah